PROSPECTUS Dated January 24, 2001 PROSPECTUS SUPPLEMENT Dated January 25, 2001	Amendment No. 1 to Pricing Supplement No. 44 to Registration Statement No. 333-47576 Dated July 12, 2001 Rule 424(b)(3)
Morgan Stanley Dean Witter & Co. GLOBAL MEDIUM-TERM NOTES, SERIES D Euro Floating Rate Senior Bearer Notes Due 2006

We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2006) prior to the Maturity Date other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

We describe the basic features of this type of note in the section called “Description of Notes—Floating Rate Notes” in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:	Euro 35,000,000	Interest Payment Dates:	Each February 1, May 1, August 1 and November 1, commencing November 1, 2001; provided that if any such day (other than the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day.
Maturity Date:	August 1, 2006
Settlement Date (Original Issue Date):	August 1, 2001
Interest Accrual Date:	August 1, 2001
Issue Price:	100%
Specified Currency:	Euro
Redemption Percentage at Maturity:	100%
Base Rate:	EURIBOR	Interest Payment Period:	Quarterly
Spread (Plus or Minus):	Plus 0.415% per annum	Interest Reset Dates:	Each interest payment date
Spread Multiplier:	N/A	Interest Reset Period:	Quarterly
Index Currency:	N/A	Initial Interest Reset Date:	November 1, 2001
Index Maturity:	3 months	Interest Determination Date:	The second TARGET Settlement Day prior to each interest reset date
Maximum Interest Rate:	N/A	Reporting Service:	Telerate Page 248
Minimum Interest Rate:	N/A	Business Day:	TARGET and New York
Initial Interest Rate:	To be determined on the second TARGET Settlement Day prior to the original issue date	Calculation Agent:	The Chase Manhattan Bank (London Branch)
Initial Redemption Date:	N/A	Agent:	Morgan Stanley & Co. International Limited
Initial Redemption Percentage:	N/A	Denominations:	Euro 1,000
Annual Redemption Percentage Reduction:	N/A	Common Code: ISIN:	013291322 XS0132913228
Optional Repayment Date(s):	N/A	Other Provisions:	None
Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

MORGAN STANLEY